Exhibit 10.4

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into as of June 24, 2019, by and between Timothy M. Howsman (“Executive”) and Williams Industrial Services Group Inc. (the “Company”).  The Company and Executive are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, Executive and the Company have determined to provide for the termination of Executive’s employment with the Company on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.         Termination of Employment; Resignations.  Effective as of June 21, 2019 (the “Separation Date”), Executive’s employment with the Company and its affiliates (including, without limitation, as Chief Financial Officer of the Company) shall terminate and Executive shall cease to be an employee and officer of any and all of the foregoing.  In addition, as of the Separation Date, Executive shall, and by execution of this Agreement he does, resign from any and all directorships Executive may hold with any of the Company’s affiliates.  Executive hereby agrees to execute any and all additional documentation the Company may deem necessary or appropriate to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon the Separation Date, regardless of when or whether he executes any such additional documentation.  As used in this Agreement, the term “affiliate” means any entity controlled by, controlling, or under common control with, the Company.

2.         Accrued Benefits.  The Company shall pay or provide to Executive the following payments and benefits:

(a)        Salary and Vacation Pay.  By the next regular payroll date after the Separation Date (or such earlier date as required by law), the Company shall issue to Executive his final paycheck, reflecting (i) his earned but unpaid base salary through the Separation Date, (ii) his accrued but unused vacation pay through the Separation Date, and (iii) the remaining earned but unpaid amount of his 2018 short-term incentive.

(b)        Expense Reimbursements.  The Company, within 30 calendar days after the Separation Date, shall reimburse Executive for any and all reasonable business expenses incurred by Executive in connection with the performance of his duties prior to the Separation Date, which expenses shall be submitted by Executive to the Company with supporting receipts and/or documentation no later than 15 calendar days after the Separation Date.

(c)        Other Benefits.  All Company-provided benefits cease to accrue on the Separation Date, including but not limited to accrual of vacation, sick, and other benefits.  The Company will continue to provide Executive his existing level of health and medical insurance benefits through June 30, 2019 and Executive will thereafter be eligible for continued coverage under COBRA, as subsidized by the Company to the extent provided in Section 3(d) below.  Executive will receive information regarding election of benefit continuation separately.

3.         Severance Benefits.  In consideration of, and subject to and conditioned upon Executive’s execution and non-revocation of the release attached as Exhibit A to this Agreement (the “Release”) and the effectiveness of such Release as provided in Section 4 of this Agreement, and subject to Executive’s continuing compliance with his obligations in Sections 5 and 6 hereof, the Company will pay or provide to Executive the following payments and benefits, which Executive acknowledges and agrees constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement:

(a)        Salary Continuation.  The Company shall pay to Executive an amount equal to Executive’s annual base salary (i.e., a total of $300,000) payable at the same times and in the same increments as if Executive’s employment continued from the Separation Date through the 1st anniversary of the Separation Date, except that any payments that would otherwise be made between the Separation Date and the date that the Release becomes effective and irrevocable (the “Release Date”) will be accumulated and paid, without interest, on the first regularly scheduled payroll date falling on or after the Release Date.

(b)        2019 Short-Term Incentive.  The Company shall pay to Executive a short-term incentive for the 2019 fiscal year, based on actual performance results for the entire fiscal year without regard to any discretionary adjustments that have the effect of reducing the amount of the short-term incentive (other than discretionary adjustments applicable to all senior executives who did not terminate employment) and pro-rated based on the number of days Executive was employed for the fiscal year through the Separation Date, which shall be paid at the same time that short-term incentives for such year are paid by the Company to participants under the 2019 short-term incentive plan who remain employed (but in no event later than April 30, 2020).

(c)        Equity Awards.  The Company has granted Executive certain restricted share units (and related cash-based long-term incentive performance awards) that were outstanding immediately prior to the Separation Date pursuant to the terms and conditions of the Company’s equity compensation plan and the restricted share unit award agreement(s) between the Parties (collectively, the “Restricted Share Units”).  The Restricted Share Units that remain outstanding immediately prior to the Separation Date shall vest, to the extent provided under the terms and conditions of the applicable award agreement(s), as if Executive’s employment were terminated without “cause” on the Separation Date.  Any vested Restricted Share Units will be paid to Executive in accordance with the terms, and subject to the conditions, of the award agreement(s) (the “Equity Agreements”), and any unvested Restricted Share Units will be forfeited.

(d)        Health Insurance.  If Executive timely elects continued health and dental coverage under COBRA, the Company will pay Executive’s full cost of his COBRA premiums to continue his coverage (including coverage for his eligible dependents, if applicable) (the “COBRA Premiums”) for the 1 year period commencing on July 1, 2019  (the “COBRA Premium Period”).  The COBRA Premium Period runs concurrently with the COBRA continuation period; provided that Executive may elect to pay for the last six months of the 18-month COBRA continuation period.  During the COBRA Premium Period, an amount equal to the applicable COBRA Premiums (or such other amounts as may be required by law) will be included in Executive’s income for tax purposes to the extent required by applicable law and the Company may withhold taxes from Executive’s other compensation for this purpose.  Notwithstanding the foregoing, if Executive becomes re-employed with another employer and is eligible to receive substantially equivalent health benefits under another employer-provided plan, then the Company’s payment obligations and Executive’s right to the subsidized premium payments as described in this Section 3(d) shall cease.

(e)        Relocation.  The Company shall reimburse Executive for the reasonable expenses incurred in terminating his apartment lease, which reimbursement shall be payable within 30 calendar days after receiving supporting documentation, provided that the Company receives all documentation no later than November 15, 2019.  In addition, the Company shall reimburse Executive for the reasonable expenses incurred in relocating Executive’s personal good to his principal residence in Arkansas (including packing,  moving, transportation and unloading expenses), subject to a cap of $5,000, which reimbursement shall be payable within 30 calendar days after receiving supporting documentation, provided that the Company receives all documentation no later than November 15, 2019.

4.         Release of Claims.  Executive shall execute and deliver the Release to the Company within 21 calendar days following the Separation Date (the “Release Period”).  If Executive fails to execute and deliver the Release to the Company during the Release Period, or if the Release is revoked by Executive before it has become irrevocable pursuant to its terms, Executive will not be entitled to any payment or benefit under Section 3 of this Agreement.

5.         Employment Agreement.  Executive acknowledges that the payments and arrangements contained in this Agreement shall constitute full and complete satisfaction of any and all payments and benefits to which Executive may be entitled as a result of his employment with the Company and the termination thereof.  Executive agrees that, as of the Separation Date, this Agreement supersedes and replaces the severance terms of the Employment Agreement between Executive and the Company dated as of July 31, 2018 (the “Employment Agreement”) and that, provided the Company observes its obligations under this Agreement, the Company has no further obligations to make any payments or provide any benefits to Executive under the terms of the Employment Agreement.  Notwithstanding the foregoing and the termination of Executive’s employment with the Company, Executive and the Company each acknowledge and agree that the following terms and conditions of the Employment Agreement remain in effect, as modified below:

(a)        Section 2(f), Compensation Recovery Policy, and Executive acknowledges that he shall remain subject to the provisions of the Compensation Recoupment Policy Acknowledgement and Agreement and the related Compensation Recovery Policy between the Company and the Executive, as in effect on the Separation Date, which agreement and Policy shall survive and continue in full force and effect notwithstanding the termination of Executive’s employment and shall be applicable to payments made and to be made by the Company to Executive under either of Sections 2 and 3 of this Agreement;

(b)        Section 3(g), Indemnification and Insurance;

(c)        Section 7, Work Product;

(d)        Section 8, Confidential Information;

(e)        Section 9, Non-compete; Non-solicitation;

(f)        Section 10, Remedies; and

(g)        Section 11, Cooperation in Investigations and Proceedings; provided that, in addition to his obligations under Section 11 of the Employment Agreement, at the request of the Chief Executive Officer of the Company, Executive shall also make himself available (by telephone or otherwise) at reasonable times during normal business hours and on reasonable notice, to conscientiously and in good faith perform consulting services related to the successful transition of his duties as Chief Financial Officer for a period of up to 90 calendar days after the Separation Date (the “Consulting Services”),  and shall receive no additional consideration for such Consulting Services, over and above the amounts or benefits paid or provided under Section 3 hereof  (but Executive’s reasonable travel expenses associated therewith shall be reimbursed in accordance with Company policies).

6.         Return of Property.  In addition to, and not in lieu of, Executive’s obligations to return certain property to the Company under Section 8 of the Employment Agreement, by not later than June 24, 2019, Executive shall return to the Company all items of Company property previously in his possession, including without limitation, keys, credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, manuals, books, notebooks, financial statements, reports and other documents.  For the avoidance of doubt, Executive is entitled to retain his personal cell phone and cellular telephone number. Notwithstanding the foregoing, in connection with Executive’s role as a consultant following the Separation Date in accordance with Section 5(g) above, during the 90-day consulting period Executive may keep in his possession items of Company property that are identified by the Company as appropriate for such role.

7.         Non-Disparagement.

(a)        Executive agrees that he will not do or say anything that could reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of the Company or any of its affiliates, employees, officers, directors, stockholders, members, principals or assigns.  Subject to Executive’s continuing obligations to comply with Section 8 (Confidential Information) of the Employment Agreement as provided herein, nothing in this Section 7 shall preclude Executive from responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that, to the extent permitted by law, Executive promptly informs the Company of any such obligation prior to participating in any such proceedings.

(b)        The Company agrees that it will not release any information or make any statements, and its officers and directors shall not do or say anything that could reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of Executive.  Nothing herein shall preclude the Company or any of its affiliates, employees, officers, directors, stockholders, members, principals or assigns from responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that to the extent permitted by law, the Company will promptly inform Executive in advance if it has reason to believe such response or testimony will directly relate to Executive, or preclude the Company from complying with applicable disclosure requirements.

8.         Miscellaneous.

(a)        Section 409A.  The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with Executive, reform such provision in a manner that is economically neutral to the Company to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A.  The Parties hereby acknowledge and agree that (i) the payments and benefits due to Executive under Section 3 above are payable or provided on account of Executive’s “separation from service” within the meaning of Section 409A, (ii) the payments and benefits under this Agreement are intended to be treated as separate payments for purposes of Section 409A, and (iii) Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code.  Notwithstanding any provision of this Agreement to the contrary, any payment under this Agreement that is considered nonqualified deferred compensation subject to Section 409A shall be paid no earlier than (1) the date that is six months after the date of Executive’s separation from service for any reason other than death, or (2) the date of Executive’s death.  In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b)        Withholding.  The Company or its affiliates, as applicable, may withhold from any amounts payable or benefits provided under this Agreement such Federal, state, local, foreign or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.  Notwithstanding the foregoing, Executive shall be solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on Executive in connection with this Agreement (including any taxes, interest and penalties under Section 409A of the Code), and neither the Company nor its affiliates shall have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes, interest or penalties.

(c)        Severability.  In construing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

(d)        Successors.  This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s surviving spouse, heirs, and legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns.

(e)        Final and Entire Agreement; Amendment.  This Agreement, together with the Release,  the surviving portions of the Employment Agreement, Equity Awards and Compensation Recoupment Policy, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the subject matter hereof.  Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the Parties, and stating the intent of the Parties to amend this Agreement.

(f)        Representation By Counsel.  Each of the Parties acknowledges that it or he has had the opportunity to consult with legal counsel of its or his choice prior to the execution of this Agreement and the Release.  Without limiting the generality of the foregoing, Executive acknowledges that he has had the opportunity to consult with his own independent legal counsel to review this Agreement for purposes of compliance with the requirements of Section 409A or an exemption therefrom, and that he is relying solely on the advice of his independent legal counsel for such purposes.  Moreover, the Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and the Release.  If any ambiguity or question of intent or interpretation arises, this Agreement and the Release shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(g)        Governing Law; Jurisdiction.  This Agreement and the Release shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to conflict of laws principles.  Each Party (i) agrees that any action arising out of or relating to this Agreement or Executive’s employment by the Company shall be brought exclusively in the Superior Court of Dekalb County, Georgia or the United States District Court for the Northern District of Georgia, (ii) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts, and (iii) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action in those jurisdictions.   EACH PARTY WAIVES ITS OR HIS RIGHT TO TRIAL BY JURY AS TO ALL CLAIMS REGARDING, OR ARISING UNDER, THE TERMS OF THIS AGREEMENT.  The Parties further agree that the prevailing party (by judgment, court order or negotiated private settlement) in any action to enforce its or his rights under this Agreement shall be entitled to recover payment from the non-prevailing party of the prevailing party’s reasonable costs, expenses and attorneys’ fees, as well as expert witness fees and expenses, incurred in connection with any such action.

(h)        Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery or overnight courier to the other Party or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows:

If to Executive: at Executive’s most recent address on the records of the Company;

If to the Company:  Williams Industrial Services Group Inc., 100 Crescent Centre Parkway, Suite 1240, Tucker, GA 30084, Attention: General Counsel;

or to such other address as either Party shall have furnished to the other in writing in accordance herewith.  Any notice under this Agreement will be deemed to have been given: when delivered, if given by hand delivery; three calendar days after having been mailed, if given by registered or certified mail; and on the date on which delivery was first attempted by the overnight courier, if sent by overnight courier.

(i)         Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which shall be deemed an original, but all of which taken together shall constitute one original instrument.

(j)         Inconsistent Agreements.  To the extent of a conflict or inconsistency between this Agreement and the Employment Agreement, this Agreement shall control.

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement as of the date first above written.

WILLIAMS INDUSTRIAL SERVICES GROUP INC.		EXECUTIVE

By:	/s/ Tracy D. Pagliara	/s/ Timothy M. Howsman
	Tracy D. Pagliara	Timothy M. Howsman
President and Chief Executive Officer

EXHIBIT A

GENERAL RELEASE

This General Release (this “Release”) is made and entered into as of this 24th day of June, 2019, by and between Williams Industrial Services Group Inc. (the “Company”) and Timothy M. Howsman (“Executive”).

1.         Employment Status.  Executive’s employment with the Company and its affiliates terminated effective as of June 21, 2019 (the “Separation Date”).

2.         Payments and Benefits.  Upon the effectiveness of the terms set forth herein, the Company shall provide Executive with the payments and benefits (collectively, the “Severance Benefits”) set forth in Section 3 of the Separation Agreement between Executive and the Company dated as of June 24, 2019 (the “Separation Agreement”), upon the terms, and subject to the conditions, of the Separation Agreement.  For the avoidance of doubt, Executive acknowledges that unless and until this Release becomes effective and irrevocable pursuant to its terms, he will not be entitled to receive any of the Severance Benefits.  Executive agrees that Executive has been fully compensated for all work performed through the Separation Date, and is not entitled to receive any additional payments as wages, vacation or bonuses except as otherwise provided under Sections 2 and 3 of the Separation Agreement.

3.         No Liability.  This Release does not constitute an admission by the Company or its affiliates or their respective officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.

4.         Release.  In consideration of the Severance Benefits, Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its respective affiliates and their respective successors and assigns (the “Company Group”) and each of its officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them, from any and all claims, demands, actions, causes of action, costs, expenses, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Releasees relating to or arising out of Executive’s employment or separation from employment with the Company Group, from the beginning of time and up to and including the date Executive executes this Release.  This Release includes, without limitation, (a) law or equity claims; (b) contract (express or implied) or tort claims; (c) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, intentional infliction of emotional distress, fraud, public policy contract or tort, and implied covenant of good faith and fair dealing; (d) claims under or associated with any of the Company Group’s incentive compensation plans or arrangements; (e) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“ADEA”), Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1963, and the Americans with Disabilities Act of 1990, the

Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Fair Labor Standards Act (“FLSA”), the Lilly Ledbetter Fair Pay Act or any other foreign, federal, state or local law or judicial decision); (f) claims arising under the Employee Retirement Income Security Act; and (g) any other statutory or common law claims related to Executive’s employment with the Company Group or the separation of Executive’s employment with the Company Group.

Without limiting the foregoing paragraph, Executive represents that he understands that this Release specifically releases and waives any claims of age discrimination, known or unknown, that Executive may have against the Company Group as of the date he signs this Release.  This Release specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act.  Executive acknowledges that as of the date he signs this Release, he may have certain rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. §626 and he voluntarily relinquishes any such rights or claims by signing this Release.

Notwithstanding the foregoing provisions of this Section 4, nothing herein shall release the Company Group from (i) any obligation under, or continued or preserved by, the Separation Agreement, including, without limitation, Section 2 or Section 3 of the Separation Agreement; (ii) any obligation to provide all benefit entitlements under any Company benefit or welfare plan that were vested as of the Separation Date, including the Company’s 401(k) plan and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (iii) Executive’s rights of indemnification and directors and officers liability insurance as in effect as of the Separation Date; and (iv) any rights or claims that relate to events or circumstances that occur after the date that Executive executes this Release.

5.         Bar.  Executive acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any cause, matter or thing which is the subject of the release under Section 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from Executive all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees, along with the Severance Benefits.

6.         Right to Engage in Protected Activity.  Nothing contained in this Release limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”).  In addition, nothing in this Release, the Separation Agreement or any other Company agreement, policy, practice, procedure, directive or instruction shall prohibit Executive from reporting possible violations of federal, state or local laws or regulations to any Government Agency or making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations.  Executive does not need prior authorization of any kind to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made such reports or disclosures.  If Executive files any charge or complaint with any Government Agency, and if the Government Agency pursues any claim on Executive’s behalf, or if any other third party pursues any claim on Executive’s behalf, Executive waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action) from the Releasees that arises out of alleged facts or circumstances on or before the effective date of this Release; provided that nothing in this Release or the Separation Agreement limits any right Executive may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission or other Government Agency.

7.         Governing Law; Venue.  This Release shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Georgia, without regard to conflicts of law principles.  Venue for purposes of this Release shall be the same as that in the Separation Agreement.

8.         Acknowledgment.  Executive has read this Release, understands it, and voluntarily accepts its terms, and Executive acknowledges that he has been advised by the Company to seek the advice of legal counsel (at Executive’s cost) before entering into this Release.  Executive acknowledges that he was given a period of 21 calendar days within which to consider and execute this Release, and to the extent that he executes this Release before the expiration of the 21-day period, he does so knowingly and voluntarily and only after consulting his attorney.  Executive acknowledges and agrees that the promises made by the Company Group hereunder represent substantial value over and above that to which Executive would otherwise be entitled.  Executive acknowledges and reconfirms the promises in Sections 7, 8, 9, 10 and 11 of the Employment Agreement between Executive and the Company dated as of July 31, 2018.

9.         Revocation.  Executive has a period of 7 calendar days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company in the manner specified in Section 8(h) of the Separation Agreement, and this Release shall not become effective or enforceable until such revocation period has expired.  Executive understands that if he revokes this Release, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in this Release, including without limitation any Severance Benefits pursuant to Section 3 of the Separation Agreement.

10.       Miscellaneous.  This Release, together with the Separation Agreement and the other documents referenced therein, is the complete understanding between Executive and the Company Group in respect of the subject matter of this Release and supersedes all prior agreements relating to Executive’s employment with the Company Group, in each case, except as specifically excluded by this Release.  Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.  In the event that any provision of this Release should be held to be invalid or unenforceable each and all of the other provisions of this Release shall remain in full force and effect.  If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.  Executive agrees to execute such other documents and take such further actions as reasonably may be required by the Company Group to carry out the provisions of this Release.

11.       Counterparts; Electronic Transmission.  This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original. Any facsimile or electronically transmitted copies hereto or signature hereon shall, for all purposes, be deemed originals.

IN WITNESS WHEREOF, the Parties hereto have each executed this Release as of the date first above written.

WILLIAMS INDUSTRIAL SERVICES GROUP INC.		EXECUTIVE

By:	/s/ Tracy D. Pagliara	/s/ Timothy M. Howsman
	Tracy D. Pagliara	Timothy M. Howsman
President and Chief Executive Officer